Exhibit 10.9

Fidelity & Guaranty Life Holdings, Inc.

Dividend Equivalent Plan

Article I

Purpose

The purpose of the Fidelity & Guaranty Life Holdings, Inc. Dividend Equivalent Plan (the “Plan”), effective as of November 2, 2011, is to provide incentives for officers, directors, key employees and consultants of the Fidelity & Guaranty Life Holdings, Inc. (the “Company”) whose performance in fulfilling the responsibilities of their positions is expected to have a positive impact on the profitability and future growth of the Company.

Article II

Certain Definitions

2.1 Whenever used herein, the following terms shall have the respective meanings set forth below:

“Administrator” means the compensation committee of the Board or such other committee as the Board shall designate from time to time.

“Board” means the board of directors of the Company.

“Change in Control” means the first to occur of the following events after the Grant Date (i) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company; (ii) the acquisition, directly or indirectly, by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Company, any Subsidiary, Harbinger Group or any of their respective affiliates, of a majority of the combined voting power of the Company’s then outstanding voting securities; (iii) the merger or consolidation of the Company, as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, a majority of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; or (iv) the liquidation or dissolution of the Company other than a liquidation or dissolution for the purposes of effecting a corporate restructuring or reorganization as a result of which persons who were stockholders of the Company immediately prior to such liquidation or dissolution continue to own immediately thereafter, directly or indirectly, a majority of the combined voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of the Company following such transaction.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the common stock of the Company, par value .01.

“Company” has the meaning set forth in Article I.

“Dividend Equivalent” means the right, granted pursuant to Section 5.1 of the Plan, to receive a payment in cash, in an amount equal to the ordinary cash dividends declared and paid in each calendar year starting in the year in which the Dividend Equivalent is granted through the year immediately prior to the year in which the Dividend Equivalent vests with respect to a Participant’s Option Shares, but only while the related Stock Option is outstanding and unexercised; provided that if the Participant exercises the related Stock Option in a cashless exercise following which the Participant does not hold any Common Stock in respect of such Stock Option, the portion of the Dividend Equivalent with respect to such Stock Option shall continue to accrue value for dividends declared through the year in which such portion of the Dividend Equivalent otherwise vests. Ordinary cash dividends shall include payments made to Harbinger Group for repayment of indebtedness with the per share value determined by dividing such loan repayment amount by the number of outstanding shares provided that for 2011 the total number of outstanding shares shall be considered to be 10,251,376.1 for purposes of this Plan.

“Dividend Equivalent Agreement” means an agreement between the Company and a Participant embodying the terms of any Dividend Equivalents granted pursuant to the Plan and in the form approved by the Administrator from time to time for such purpose, which agreement may contain such other terms and conditions as the Administrator may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

“Grant Date” means, with respect to a Dividend Equivalent granted pursuant to the Plan, the date on which such Dividend Equivalent is granted.

“Harbinger Group” means Harbinger Group Inc.

“Minimum Net Dividend Value” the minimum Net Dividend Value that must be achieved in a particular period in order for a Dividend Equivalent to vest.

“Net Dividend Value” means the aggregate value of cash dividends declared and paid by the Company to Harbinger Group (including for this purpose payments made to Harbinger Group by the Company for repayment of indebtedness) minus the aggregate value of all cash contributions from Harbinger Group to the Company in a particular period.

“Option Shares” means shares of Common Stock underlying a Participant’s Stock Options (as may be adjusted from time to time, pursuant to the terms thereof) with respect to which a Dividend Equivalent is granted.

“Participant” means an officer, employee, non-employee director or consultant of or to the Company or any Subsidiary who has been granted a Dividend Equivalent under the Plan; provided that, in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 12.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant’s estate or heirs under applicable state law and court supervision.

“Performance Period” means each period of time set forth under the heading “Performance Period” in the tables set forth in Section 5.3(a) and Section 5.3(b) during which performance is measured for the purpose of determining whether a Dividend Equivalent has vested.

“Plan” means the Fidelity & Guaranty Life Holdings, Inc. Dividend Equivalent Plan.

“Settlement Date” means the date on which the Dividend Equivalents are settled pursuant to Article VII.

“Stock Option” means a right granted pursuant to the Fidelity & Guaranty Life Holdings, Inc. Plan to a Participant to purchase one share of Common Stock.

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

“Vesting Date” shall have the meaning set forth in Section 5.3(a).

Article III

Administration

3.1 Administrator. The Plan shall be administered by the Administrator. The Administrator may prescribe, amend and rescind rules and regulations relating to the administration of the Plan, provide for conditions and assurances it deems necessary or advisable to protect the interests of the Company and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Administrator under the Plan shall be exercised by the Administrator in its sole discretion. Determinations, interpretations or other actions made or taken by the Administrator under the Plan or under Dividend Equivalents granted under the Plan shall be final, binding and conclusive for all purposes and upon all persons.

3.2 Authority of the Administrator. The Administrator has the exclusive power, authority and discretion to:

(a) Grant Dividend Equivalents;

(b) Designate Participants;

(c) Determine the number of Dividend Equivalents to be granted to a Participant;

(d) Determine the terms and conditions of any Dividend Equivalent granted under the Plan, including but not limited to, any restrictions or limitations on the Dividend Equivalent, any schedule for vesting and accelerations or waivers thereof, and events of forfeiture based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Accelerate the vesting of any outstanding Dividend Equivalent, based in each case on such considerations as the Administrator in its sole discretion determines;

(f) Determine whether, to what extent and under what circumstances a Dividend Equivalent may be settled in cash, or any Dividend Equivalent may be canceled, forfeited or surrendered;

(g) Prescribe the form of each Dividend Equivalent Agreement;

(h) Decide all other matters that must be determined in connection with a Dividend Equivalent;

(i) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(j) Amend the Plan or any Dividend Equivalent Agreement as provided in Article XI; and

(k) Make all other decisions and determinations that may be required under the Plan or as the Administrator deems necessary or advisable to administer the Plan.

3.3 Delegation of Authority. The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors or officers of the Company.

Article IV

Eligibility and Participation

Dividend Equivalents may be granted only to individuals who are employees, officers, non-employee directors or consultants of or to the Company or a Subsidiary, as determined by the Administrator.

Article V

Dividend Equivalents

5.1 Grant of Dividend Equivalents. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Administrator. The Grant Date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Administrator, or such other date as the Administrator shall determine in its sole discretion. Dividend Equivalents shall be evidenced in writing in a Dividend Equivalent Agreement containing such provisions not inconsistent with the Plan as the Administrator shall determine, including customary representations, warranties and covenants with respect to securities law matters.

5.2 Stock Dividends. The amount payable with respect to a Dividend Equivalent shall only include the value of cash dividends declared and paid with respect to Common Stock and shall not include the value of any dividends paid in capital stock.

5.3 Vesting.

(a) Initial Vesting. Except as otherwise provided in Section 8.1 or as otherwise determined by the Administrator on or before the Grant Date, subject to the continuous employment of a Participant with the Company through March 31, 2014 (the “Vesting Date”), a Dividend Equivalent shall become vested on the Vesting Date if (i) the Net Dividend Value for calendar year 2011 equals or exceeds $40 million, (ii) the Net Dividend Value for each of calendar years 2012 and 2013 equals or exceeds $30 million and (iii) the Net Dividend Value for calendar years 2011, 2012 and 2013 together equals or exceeds $120 million.

For the avoidance of doubt, if, in each of the Performance Periods set forth in the chart below, the Net Dividend Value equals or exceeds the Minimum Net Dividend Value set forth opposite each such Performance Period in the chart below, then the Dividend Equivalents shall vest on the Vesting Date subject to the continued employment requirement.

Performance Period	Minimum Net Dividend Value
2011	$40 million
2012	$30 million
2013	$30 million
2011-2013	$120 million

Any Dividend Equivalent that does not vest in accordance with this Section 5.3(a) shall remain outstanding until otherwise forfeited pursuant to the terms of the Plan. Any Dividend Equivalent that vests in accordance with this Section 5.3(a) shall be settled in accordance with Article VII.

(b) Supplemental Vesting. If a Dividend Equivalent does not vest on the Vesting Date in accordance with Section 5.3(a), then, subject to the continued employment of the Participant with the Company through the first anniversary of the Vesting Date, a Dividend Equivalent shall become vested on the first anniversary of the Vesting Date if (i) the Net Dividend Value for calendar year 2011 equals or exceeds $40 million, (ii) the Net Dividend Value for each of the calendar years 2012 and 2013 equals or exceeds $30 million and (iii) the Net Dividend Value for calendar years 2011, 2012, 2013 and 2014 together equals or exceeds $160 million.

For the avoidance of doubt, if, any Dividend Equivalent does not vest in accordance with Section 5.3(a), but in each of the Performance Periods set forth in the chart below, the Net Dividend Value equals or exceeds the Minimum Net Dividend Value set forth opposite each such Performance Period in the chart below, then the Dividend Equivalents shall vest on the first anniversary of the Vesting Date subject to the continued employment requirement.

Performance Period	Minimum Net Dividend Value
2011	$40 million
2012	$30 million
2013	$30 million
2011-2014	$160 million

Any Dividend Equivalent that has not vested in accordance with Section 5.3(a) and that does not vest in accordance with this Section 5.3(b) shall immediately be forfeited and terminate. Any Dividend Equivalent that vests in accordance with this Section 5.3(b) shall be settled in accordance with Article VII.

Article VI

Forfeiture

6.1 Normal Forfeiture Date. Unless earlier terminated pursuant to Section 6.2 or Section 8.1, unvested Dividend Equivalents shall be forfeited and terminate on the earlier of (i) April 1, 2015 and (ii) January 1 of the year following any single calendar year Performance Period in which the Net Dividend Value is less than the Minimum Net Dividend Value for such single calendar year Performance Period. Vested Dividend Equivalents shall terminate upon settlement in accordance with Article VII.

6.2 Termination of Employment. If a Participant’s employment with the Company terminates for any reason, (i) any Dividend Equivalents held by such Participant that have not vested on or before the effective date of such termination of employment shall be forfeited and terminate immediately upon such termination of employment and (ii) any vested Dividend Equivalents held by such Participant on the effective date of such termination of employment shall be settled as set forth in Article VII.

Article VII

Settlement

Subject to Article IX, the Company shall deliver to a Participant in settlement of a Dividend Equivalent that has vested, a payment in cash equal to the amount of such Dividend Equivalent on or as soon as administratively practical following the earlier of (a) the date on which such Dividend Equivalent vests in accordance with Section 5.3 or (b) the date of a Change in Control, and in any event, in each case, no later than March 15 of the year following the year in which such Dividend Equivalent vests. Upon settlement, the Dividend Equivalent shall immediately terminate. From and after the Settlement Date, the Participant shall have no further rights under the Plan pursuant to such Dividend Equivalent.

Article VIII

Change in Control

8.1 Accelerated Vesting. Except as otherwise determined by the Administrator, in the event of a Change in Control, if the Minimum Net Dividend Value has been achieved in each single calendar year Performance Period since and including 2011 through the end of the year prior to the year in which the Change in Control occurs, all outstanding Dividend Equivalents shall vest immediately prior to such Change in Control and vested Dividend Equivalents (after giving effect to this Section 8.1) shall be settled as set forth in Article VII.

8.2 Limitation of Benefits. If, whether as a result of accelerated vesting or otherwise, a Participant would receive any payment, deemed payment or other benefit as a result of the operation of Section 8.1 that, together with any other payment, deemed payment or other benefit the Participant may receive under any other plan, program, policy or arrangement, would constitute an “excess parachute payment” under section 280G of the Code, then, notwithstanding anything in the Plan to the contrary, the payments, deemed payments or other benefits the Participant would otherwise receive under Section 8.1 shall be reduced to the extent necessary to eliminate any such excess parachute payment and the Participant shall have no further rights or claims with respect thereto. If the preceding sentence would result in a reduction of the payments, deemed payments or other benefits the Participant would otherwise receive on an after-tax basis in more than an immaterial amount, the Company will use its commercially reasonable efforts to seek the approval of the Company’s shareholders in the manner provided for in section 280G(b)(5) of the Code and the regulations thereunder with respect to such reduced payments or other benefits (if the Company is eligible to do so), so that such payments would not be treated as “parachute payments” for these purposes (and therefore would cease to be subject to reduction pursuant to this Section 8.2).

Article IX

Tax Withholding

The Company or one of its Subsidiaries shall have the power to withhold, or to require a Participant to remit to the Company, an amount (in cash, from other compensation payable to the Participant, or in shares of Common Stock) sufficient to satisfy all U.S. federal, state, local and any non-U.S. withholding tax or other governmental tax, charge or fee requirements in respect of any Dividend Equivalents, cash or other payment delivered at settlement or otherwise under the Plan (whether at grant, vesting, settlement or any other date) and the Company may withhold the payment of Common Stock, cash or other payment until such requirements are satisfied.

Article X

No Funding Obligations

The Dividend Equivalents granted under the Plan are intended to be “unfunded” awards for incentive compensation. With respect to any distributions not yet made to a Participant pursuant to a Dividend Equivalent, nothing contained in the Plan shall give such Participant any rights that are greater than those of a general creditor of the Company. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.

Article XI

Amendment, Modification and Termination of the Plan

The Administrator may terminate or suspend the Plan at any time, and may amend or modify the Plan for time to time. No amendment, modification, termination or suspension of the Plan shall have a substantial adverse effect on the economic terms of any Dividend Equivalents previously granted pursuant to the Plan without the consent of the Participant holding such Dividend Equivalent or the consent of a majority of Participants holding similar Dividend Equivalents (such majority to be determined based on the number of Dividend Equivalents). Shareholder approval of any such amendment, modification, termination or suspension shall be obtained to the extent mandated by applicable law, or if otherwise deemed appropriate by the Administrator.

Article XII

Miscellaneous

12.1 Non-Transferability of Dividend Equivalents. Except as otherwise provided herein or as the Administrator, in its sole discretion, may permit on such terms as it shall determine, the Dividend Equivalents are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of a Participant upon the Participant’s death or with the Company’s consent.

12.2 No Guarantee of Employment or Participation. Nothing in the Plan or in any agreement granted hereunder shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or retention at any time, or confer upon any Participant any right to continue in the employ or retention of the Company or any Subsidiary. No employee shall have a right to be selected as a Participant or, having been so selected, to receive any Dividend Equivalents.

12.3 No Limitation on Compensation; No Impact on Benefits. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary to establish other plans or to pay compensation to its officers, employees, non-employee directors or consultants, in cash or property, in a manner that is not expressly authorized under the Plan. Except as may otherwise be specifically and unequivocally stated under any employee benefit plan, policy or program, no amount payable in respect of any Dividend Equivalent shall be treated as compensation for purposes of calculating a Participant’s rights under any such plan, policy or program. The selection of an individual as a Participant shall neither entitle such individual to, nor disqualify such individual from, participation in any other award or incentive plan.

12.4 No Rights to Damages. Nothing in the Plan or in any Dividend Equivalent Agreement shall impose upon the Company, any Subsidiary or the Administrator any liability in connection with the provision, loss or payment of benefits or rights under the Plan, the exercise of discretion under the Plan or the failure or refusal of any person to exercise discretion under the Plan, and/or a Participant ceasing to be a person eligible to be a Participant under the Plan for any reason as a result of a termination of employment or service.

12.5 Beneficiary Designation. Pursuant to such rules and procedures as the Administrator may from time to time establish, a Participant may name a beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan is to be exercised in case of such Person’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during the Participant’s lifetime.

12.6 Notices. All notices and other communications required or permitted to be given under the Plan shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Participant, as the case may be, at the following addresses or to such other address as the Company or the Participant, as the case may be, shall specify by notice to the other:

(a) if to the Company, to it at:

Fidelity & Guaranty Life Holdings, Inc.

1001 Fleet Street, 6th Floor

Baltimore, MD 21202

Att: General Counsel

With a copy to:

Harbinger Group, Inc.

450 Park Ave, 30th Floor

New York New York 10022

Att: General Counsel

(b) if to the Participant, to the Participant at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Participant.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

12.7 Applicable Law. The Plan shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

12.8 Arbitration. Any dispute, controversy or claim arising out of or pursuant to this Plan, any agreement entered into pursuant to the Plan or any undertakings, covenants and agreements incorporated by reference into this Plan shall be submitted to and finally determined by binding arbitration to be held in New York, New York at the American Arbitration Association, before one arbitrator under an in accordance with the American Arbitration Association’s Commercial Rules, with each party to be responsible for its own attorney’s fees and costs incurred in connection therewith. In the event that this arbitration provision is determined by a court with appropriate jurisdiction to be unenforceable, the Company and each Participant under the Plan, waives the right, if any, to a trial by jury of any claim that would have been subject to arbitration under this Section 12.8 .

12.9 Use of the term “Employ”. The words “employment,” “employ” and corollary terms used herein and in any Dividend Equivalent Agreement with respect to a non-employee director or consultant shall be construed to refer to such non-employee director’s service as a non-employee member of the board of directors of the Company or such consultant’s service as a consultant to the Company. The phrase “employment with the Company” and corollary terms used herein and in any Dividend Equivalent Agreement with respect to an officer or employee shall be construed to refer to the employment with the Company and/or any Subsidiary of the Company that actually employs such officer or employee.

12.10 409A Compliance. This Plan and the Dividend Equivalent Agreements entered into pursuant to the Plan are intended to be exempt from or comply with the requirements of Section 409A of the Code and shall be construed and interpreted in accordance with such intent.

12.11 Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only and shall not affect the meaning or interpretation of the Plan.

12.12 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular and the singular shall include the plural.